Contact: Sarah Fisher (857) 350-9521 or sfisher@rcsecurities.com

FOR IMMEDIATE RELEASE
November 5, 2008

American Realty Capital Trust, Inc.
Increases its Monthly Distributions

New York, NY- American Realty Capital Trust, Inc. (“ARCT” or the “REIT”) announced today that its Board of Directors has approved an increase in its annual cash distribution from $.65 to $.67, paid monthly. Based on a $10.00 share price, this 20 basis point increase, effective January 2, 2009, will result in an annualized distribution rate of 6.7%. The increased distribution comes after less than one full year of operations.

“We are excited to be in a position to increase our distributions to our shareholders so soon, while continuing to cover our distributions from funds from operations,” said Nicholas Schorsch, CEO of American Realty Capital. “We are committed to continuing to grow and diversify ARCT’s property portfolio for the benefit of our shareholders."

“American Realty Capital’s management team is dedicated to the principle that distributions should be derived from cash flows generated from our real estate operations,” said Mr. Schorsch. “From inception, we have designed ARCT’s acquisition program to cover and grow our distributions. Our plan is working. In these unprecedented times, we continue to deliver shareholder value.”

American Realty Capital Trust, Inc., which invests in freestanding, single-tenant commercial real estate net leased long term to investment-grade tenants, has acquired to date a portfolio of 42 properties with a total purchase price $106,919,295, producing $7,626,708 in annual base rent. ARCT anticipates rental revenues should allow the REIT to continue to cover fully distributions from funds from operations.

American Realty Capital is a real estate finance and investment firm formed by Nicholas S. Schorsch and William M. Kahane. As CEO and board member, respectively, the two were behind the growth of American Financial Realty Trust, where they acquired over 1,500 properties valued at more than $5 billion. In the last five years, ARC’s executive team has collectively negotiated and closed on over $7 billion of bank branch and net leased real estate. ARC sponsors American Realty Capital Trust, Inc., a publicly-registered, non-traded REIT acquiring freestanding, single-tenant properties net-leased long term to investment grade and creditworthy tenants.  Realty Capital Securities, member FINRA, SIPC, is the dealer-manager for ARCT.

For more information, visit www.americanrealtycap.com.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors.

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